Exhibit 11.1

Luckin Coffee Inc.

Code of Business Conduct and Ethics

Adopted April 16, 2019

Amended April 12, 2022

Introduction

This Code of Business Conduct and Ethics (the “Code”) has been adopted by our Board of Directors (the “Board”) and summarizes the standards that must guide our actions. Although they cover a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation in which ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and establish conditions for employment at the Company.

We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities, including, but not limited to, relationships with employees, customers, suppliers, competitors, the government, the public and our shareholders. All of our employees, officers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

I.	Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No employee, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.

II.	Workplace Environment

We are committed to creating and maintaining a working environment where employees respect, trust and help each other. The Company prohibits any level of intimidation, harassment, or retaliation in the workplace or in any work-related setting.

If you have any questions about our workplace environment policies, consult the Compliance Department and/or Legal Department compliance@lkcoffee.com.

III.	Doing Business with Others

We strive to promote the application of the standards of this Code by those with whom we do business. Our policies, therefore, prohibit the engaging of a third party to perform any act prohibited by law or by this Code, and we shall avoid doing business with others who intentionally and continually violate the law or the standards of this Code.

IV.	Protection of Confidential Proprietary Information

Confidential proprietary information generated by and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company, its customers or its suppliers if disclosed. Intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists, information and data, and any unpublished financial or pricing information must also be protected.

We respect and protect the personal information and privacy of our customers, employees, suppliers and one another.

Unauthorized use or distribution of proprietary information violates Company policy and could be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights of other companies and their proprietary information and require our employees, officers and directors to observe such rights.

Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.

V.	Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves business opportunities that are discovered through the use of corporate property, information or position. No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director may compete with the Company. Competing with the Company may involve engaging in the same or similar line of business as the Company or any situation in which the employee, officer or director takes away from the Company opportunities for sales or purchases of property, products, services or interests. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

VI.	Protection and Proper Use of Company Assets

Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer and director. Loss, theft and misuse of Company assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to their manager and/or the Compliance Department and/or Legal Department compliance@lkcoffee.com.

The sole purpose of the Company’s equipment, vehicles, supplies and electronic resources (including hardware, software and the data thereon) is the conduct of our business. They may only be used for Company business consistent with Company guidelines.

VII.	Fair Dealing and Anti-Corruption

Each employee, officer and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices.

Each employee has an obligation to comply with the anti-corruption and anti-bribery laws of the People’s Republic of China, and any other regions and countries in which the Company operates. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. In the event of a violation of these provisions, the Company and any employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Except in certain limited circumstances, the United States Foreign Corrupt Practices Act (the “FCPA”) prohibits offering, giving, or promising to give anything of value directly or indirectly to any “non-U.S. government official” for the purpose of obtaining or retaining business, or obtaining any improper business advantage. There is no minimum threshold in determining what constitutes “anything of value”. “Anything of value” includes cash, gift, job opportunity, entertainment, travel expense, donation and anything that has value to the recipient. “No-U.S. government official” are non-U.S. government officials or any of its agencies, or non-U.S. state-owned or nationally-owned companies staffs (e.g., state-run telecommunications companies, state-owned hospitals, etc.); or candidates for non-U.S. political office, work for political parties or their officials, or a political party itself; or staffs working for public international organizations (e.g., the World Bank).

All employees should abide by the Anti-corruption Program and Policy of the Company. When in doubt as to whether a contemplated payment or gift may violate any applicable law, contact your manager, Compliance Department and/or Legal Department compliance@lkcoffee.com before taking any action.

VIII.	Compliance with Antitrust Laws

The antitrust laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and the allocation of markets or customers. Antitrust laws can be complex, and violations may subject the Company and its employees to criminal sanctions, including fines, jail time and civil liability. If you have any questions about our antitrust compliance policies, consult the Compliance Department and/or Legal Department compliance@lkcoffee.com.

IX.	Anti-Money Laundering

We will assist in efforts to combat money laundering and terrorist financing. Money laundering is the practice of disguising the ownership or source of illegally obtained funds through a series of transactions to “clean” the funds so they appear to be proceeds from legal activities.

We are committed to cooperating setting up necessary measures to reduce the extent to which the Company’s facilities, products and services can be used for a purpose connected with market abuse or financial crimes. Additionally, where necessary, we screen customers, potential customers and suppliers to ensure that our products and services cannot be used to facilitate money laundering or terrorist activity. If you have any questions about our internal anti-money laundering process and procedure, consult Compliance Department and/or Legal Department compliance@lkcoffee.com.

X.	Quality of Public Disclosures

The Company has a responsibility to provide full and accurate information in our public disclosures, in all material respects, about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the United States Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a disclosure committee consisting of officers to assist in monitoring such disclosures. Additional information on this topic is contained in the Company’s Information Disclosure Policy that is available on the Company’s intranet.

XI.	Trading on Inside Information

Using non-public Company information to trade in securities, or providing a family member, friend or any other person with non-public Company information, is illegal. All non-public Company information should be considered inside information and should never be used for personal gain. You are required to familiarize yourself and comply with the Company’s Policy Against Insider Trading that is available on the Company’s intranet. You should contact Compliance Department and/or Legal Department compliance@lkcoffee.com with any questions about your ability to buy or sell securities.

XII.	Conflicts of Interest

Our employees, officers and directors have an obligation to conduct themselves in an honest and ethical manner and to act in the best interest of the Company. All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole, including those of its subsidiaries and affiliates.

A conflict of interest may arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. For example, working in any capacity, for a competitor, customer or supplier while employed by the Company. A conflict of interest may also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company.

Situations involving a conflict of interest may not always be obvious or easy to resolve, we have adopted guidelines designed to implement this policy. All employees are expected to review and follow the Company’s Conflict of Interests Management Program that is available on the Company’s intranet.

In order to avoid conflicts of interests, officers and directors must disclose to the Audit Committee of the Board any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

XIII.Government Inquiries

The Company cooperates with government agencies and authorities. Forward all requests for information, other than routine requests, to the Compliance Department and/or Legal Department compliance@lkcoffee.com.

All information provided must be truthful and accurate. Never mislead any investigator. Do not ever alter or destroy documents or records subject to an investigation.

Reporting Violations to a Governmental Agency

Employees have the right under applicable law to certain protections for cooperating with or reporting legal violations to governmental agencies or entities and self-regulatory organizations. As such, nothing in this Code is intended to prohibit any employee from disclosing or reporting violations to, or from cooperating with, a governmental agency or entity or self-regulatory organization, and employees may do so without notifying the Company. The Company may not retaliate against all employee for any of these activities, and nothing in this Code or otherwise requires any employee to waive any monetary award or other payment that he or she might become entitled to from a governmental agency or entity, or self-regulatory organization.

XIV.	Social Media

Unless you are authorized by the Company, you are discouraged from discussing the Company as part of your personal use of social media. While business should only be conducted through approved channels, we understand that social media is used as a source of information and as a form of communicating with friends, family and workplace contacts.

When you are using social media and identify yourself as a Company employee, officer or director or mention the Company incidentally, for instance on a WeChat page or professional networking site, please remember the following:

Never disclose confidential information about the Company or its business, customers or suppliers. Make clear that any views expressed are your own and not those of the Company.

Remember that our policy on equal opportunity, non-discrimination and fair employment applies to social media sites.

Be respectful of your colleagues and all persons associated with the Company, including customers and suppliers.

Promptly report to the Company’s corporate communications department any social media content which inaccurately or inappropriately discusses the Company.

Never respond to any information, including information that may be inaccurate about the Company.

Never post documents, parts of documents, images or video or audio recordings that have been made with Company property or of Company products, services or people or at Company functions or events.

Professional Networking

Online networking on professional or industry sites, such as LinkedIn, has become an important and effective way for colleagues to stay in touch and exchange information. Employees, officers and directors should use good judgment when posting information about themselves or the Company on any of these services.

What you post about the Company or yourself will reflect on all of us. When using professional networking sites, you should observe the same standards of professionalism and integrity described in our code and follow the social media guidelines outlined above.

XV.	Social Responsibilities

We are committed to promoting and fulfilling social responsibilities, including environmental protection responsibilities, when engaging in business conducts.

XVI.	Accuracy of Company Financial Records

We maintain the highest standards in all matters relating to accounting, financial controls, internal reporting and taxation. All financial books, records and accounts must accurately reflect transactions and events and conform both to required accounting principles and to the Company’s system of internal controls. Records shall not be distorted in any way to hide, disguise or alter the Company’s true financial position.

Retention of Records

All Company business records and communications shall be clear, truthful and accurate. Employees, officers and directors of the Company shall avoid exaggeration, guesswork, legal conclusions and derogatory remarks or characterizations of people and companies. This applies to communications of all kinds, including email and “informal” notes or memos. Records should always be handled according to the Company’s record retention policies. If an employee, officer or director is unsure whether a document should be retained, consult their manager, Compliance Department and/or Legal Department compliance@lkcoffee.com before proceeding.

Definition, Report and Investigation of Fraud

Fraud refers to the intentional deception, misappropriation of resources, manipulation of data and materials, to seek interests or cause disadvantages for individuals or the Company, or other similar improper behaviors contrary to the code of ethics.

Considering the potential of fraud, the management will conduct a formal, systematic, and comprehensive risk assessment of the Company. Risk assessment will be carried out regularly at the entity level, process level and important account level, at least once a year.

The Company has set up the following whistleblowing e-mail 1000@lkcoffee.com. It is the duty of all directors and employees to report fraud immediately. The Company encourages individuals to report fraud to the Director of Internal Audit or the Compliance Department once they are aware or suspect of fraud. The Director of Internal Audit reports directly to the Audit Committee of the Board and is independent of the management. All allegations of fraud, whether real or suspected, shall be determined by the chairman of the Audit Committee of the Board. The main considerations of judgement are the severity of the incident, the credibility of the accusation and the possibility of verification through other resources. The Company prohibits retaliation against any whistleblower and does not tolerate any harassment or fraudulent whistleblowing. The Company will take corresponding measures to protect the whistleblowers truthfully; it will also appropriately punish the identified malicious or fraudulent whistleblowers. Findings and remedies for known or suspected fraud will be returned to the immediate whistleblower, unless prevented by counsel.

XVII.	Compliance with this Code and Reporting of Any Illegal or Unethical Behavior

All employees, directors and officers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced and violations will be dealt with immediately, including by subjecting persons who violate its provisions to corrective and/or disciplinary action such as dismissal or removal from office. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.

Situations which may involve a violation of ethics, laws, rules, regulations or this Code may not always be clear and may require the exercise of judgment or the making of difficult decisions. Employees, officers and directors should promptly report any concerns about a violation of ethics, laws, rules, regulations or this Code to their manager, Compliance Department and/or Legal Department compliance@lkcoffee.com or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board. Interested parties may also communicate directly with the Company’s non-management directors through contact information located in the Company’s annual report. Any concerns about a violation of ethics, laws, rules, regulations or this Code by any officer or director should be reported promptly to the Audit Committee of the Board

The Company encourages all employees, officers and directors to report any suspected violations promptly through 1000@lkcoffee.com in the manner provided in the Company’s Whistleblower Policy and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees, officers and directors without fear of retribution or retaliation is vital to the successful implementation of this Code. All employees, officers and directors are required to cooperate in any internal investigations of misconduct and unethical behavior.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The Compliance Department and Legal Department of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Audit Committee of the Board, and the Company will devote the necessary resources to enable the General Counsel (or an officer with similar duties and responsibilities) to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code. Questions concerning this Code should be directed to Compliance Department and/or Legal Department compliance@lkcoffee.com.

XVIII.	Political Contributions and Activities

Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies. This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions.

XIX.	Waivers and Amendments

Any waiver (including any implicit waiver) of the provisions in this Code for officers or directors may only be granted by the Board or a committee thereof and will be promptly disclosed to the Company’s shareholders. Amendments to this Code must be approved by the Board.

Review

The Board shall review this Code annually and make changes as appropriate.